Exhibit 2

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58

Board of Trade (NIRE) No. 33.300.262539

Publicly-Held Company

Origin and Justification of Proposed Amendment to Bylaws:

The proposed change to the preamble of Article 6 of the Company’s Bylaws, to increase the limit of the Company’s authorized share capital, seeks to adapt the Company’s authorized share capital to the Company’s new reality, allowing the Board of Directors to more swiftly initiate the necessary proceedings to acquire new capital resources, while respecting the applicable rules of the Corporations Law, primarily those relating to shareholders’ preemptive rights.

In this sense, the proposal to increase the limit of the Company’s authorized share capital is aimed, among other things, to ensure that the Company’s Board of Directors has the capacity to increase the Company’s share capital as described in the Relevant Fact divulged on July 28, 2010, in the amount of R$12.0 billion, in the context of the industrial alliance between the Company, Telemar Participações S.A., Telemar Norte Leste S.A. and Portugal Telecom, SGPS, S.A.

The proposal calls for an increase of 250,000,000 common or preferred shares to the limit of authorized shares. Therefore, if the proposal is approved, the Company will be authorized to increase its shares by resolution of its Board of Directors, up to the limit of 950,000,000 common or preferred shares, and the preamble of Article 6 of the Company’s Bylaws will read as follows:

“Art. 6 – The Company is authorized to increase its share capital by resolution of the Board of Directors up to the limit of 950,000,000 (nine hundred fifty million) common or preferred shares, those not being required to be proportional in relation to each other, while respecting the legal maximum of 2/3 (two-thirds) of preferred shares without voting rights.”

Except for the capital increase mentioned in the Relevant Fact divulged on July 28, 2010, at this time the Company does not have any plans to effect a capital increase in accourdance with its authorized share capital.

TELE NORTE LESTE PARTICIPAÇÕES S/A

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58

Board of Trade (NIRE) No. 33.300.262539

Publicly-Held Company

ANNEX I

PROPOSED BYLAWS

CHAPTER I – CHARACTERISTICS OF THE COMPANY

Art. 1 – TELE NORTE LESTE PARTICIPAÇÕES S.A is a public company ruled by these Bylaws and by the applicable legislation.

Art. 2 – The purpose of the Company is:

I.	to exercise the control of fixed telephone public utility companies in Region 1 referred to in the General Concession Plan approved by Decree no. 2.534, dated of April 2, 1998;

II.	to promote through controlled or affiliated companies the expansion and set up of fixed telephone services in their respective concession area;

III.	to promote, carry out or direct the funding, from domestic or foreign sources, to be invested by the Company or by its controlled companies;

IV.	to promote and encourage study and research activities aiming the development of the fixed telephone segment;

V.	to provide through controlled or affiliated companies skilled technical services related to the fixed telephone area;

VI.	to promote, encourage and coordinate through its controlled or affiliated companies the education and training of personnel necessary to the fixed telephone segment;

VII.	to carry out or promote goods and services’ importation to or through its controlled and/or affiliated companies;

VIII.	to exercise other activities similar to related to the purpose thereof; and

IX.	to hold interest in the capital of other companies.

Art. 3 – The head office of the Company is in the City of Rio de Janeiro, State of Rio de Janeiro, and it may create or extinguish, by resolution of the Board of Directors, branches, agencies, offices, departments and representations anywhere in the domestic territory or abroad.

Art. 4 – The duration of the Company will be undetermined.

CHAPTER II

CAPITAL STOCK

Art. 5 – The fully paid-in subscribed capital stock is of R$5,448,730,783.63 (five billion, four hundred and forty-eight million, seven hundred and thirty thousand, seven hundred and eighty-three reais and sixty-three centavos), represented by 391,835,195 (three hundred and ninety-one million, eight hundred and thirty-five thousand, one hundred and ninety-five) shares, being 130,611,732 (one hundred and thirty million, six hundred and eleven thousand, seven hundred and thirty-two) common shares and 261,223,463 (two hundred and sixty-one million, two hundred and twenty-three thousand, four hundred and sixty-three) preferred shares, all of them registered and without par value.

Sole Paragraph – The Company’s are book entry shares, being maintained in a deposit account on behalf of the holders thereof in an institution qualified to provide such services.

Art. 6 – The Company is authorized to increase its capital stock by resolution of the Board of Directors up to the limit of 950,000,000 (nine hundred fifty million) common or preferred shares, those shares not being required to be proportional in relation to each other, respected the legal limit of  2/3 (two third) for the issue of preferred shares without voting rights.

Sole Paragraph – Within the limit for authorization of capital stock increase discussed in caput of this article and in accordance with the plan approved by General Meeting, the Board of Directors may approve the granting of a share purchase option to its administrators, employees and individuals providing services to the Company or the companies controlled by it.

Art. 7 – Within the limit of the authorized capital, by resolution of the Board of Directors, the preemptive right for issue of shares, debentures or founder’s shares convertible in shares and subscription warrants, the placement of which shall be made through:

I.	public issue or sale in stock exchange;

II.	exchange for shares in a public offer for control acquisition, in the terms of articles 257 to 263 of Law no. 6.404, of 12/15/1976; and

III.	enjoyment of tax incentives, in the terms of a special law.

Art. 8 – Each common share is entitled to one vote in the resolutions of the General Meeting.

Art. 9 – Preferred shares are not entitled to vote, except in the assumption of the sole paragraph of art. 11 hereof, being ensured to them priority in capital reimbursement, without premium, and in the payment of minimum non-cumulative dividends of (a) 6% (six percent) per year upon the value resulting from the division of the subscribed capital by the total number of Company’s shares, or (b) 3% (three percent) of the net equity value of the share, prevailing which is higher between (a) and (b).

Sole Paragraph – Preferred shares will be entitled to vote, should the Company, during 3 (three) consecutive years, fail to pay the minimum dividends to which they are entitled to in the terms of caput hereof.

CHAPTER III

GENERAL MEETING

Art. 10 – The General Meeting is the Company’s senior body, with powers to resolve on all matters related to the purpose and to take actions which might be deemed convenient to the defense and development of the Company.

Art. 11 – Besides the attributions provided by law, the General Meeting shall solely:

I.	authorize the issue of debentures convertible or not into shares or the selling thereof, in case of treasury shares, as well as authorize the sale of debentures convertible into shares held by it issued by controlled companies, and it may delegate to the Board of Directors resolution on: (i) the time, maturity conditions, amortization or redemption; (ii) the time and payment of conditions of interest, profit sharing and reimbursement premium, if any, and (iii) the form of subscription or placement, as well as the type of debentures;

II.	resolve on interest in a group of companies;

III.	resolve on transformation, merger and split-up of the Company, the dissolution and liquidation thereof, elect and remove liquidators and judge on their accounts;

IV.	suspend the exercise of the rights of a shareholder who fails to comply with obligations imposed by law or the Bylaws;

V.	elect or remove, at any time, the members and respective alternates of the Board of Directors and the Audit Committee;

VI.	establish the overall or individual remuneration of the members of the Board of Directors, the Executive Board and the Audit Committee;

VII.	take, annually, the accounts of the administrators and resolve on the financial statements presented by them;

VIII.	resolve on the filing of a civil liability claim by the Company against the administrators, for damages caused to the equity thereof, pursuant to the provision established in art. 159 of Law no. 6.404/76;

IX.	resolve on a capital stock increase, in an amount in excess of the one authorized herein;

X.	authorize the Company to enter into an indemnification commitment agreement with the members of the Board of Directors and of the Executive Board required to file the 20-F Form to the Securities and Exchange Commission - SEC; and

XI.

previously approve the entering into of any long term agreements between the Company or the controlled companies thereof, in one side, and the controlling shareholder or controlled, affiliated companies subject to a common control or their controlling companies, or which may otherwise constitute related parties to the Company, on the other side, unless the agreement shall observe uniform covenants.

Sole Paragraph – Without prejudice to the provision established in § 1 of art. 115 of Law no. 6.404/76, preferred share holders will be entitled to vote in resolutions of meetings referred to in sub-clause XI hereof, as well as in those regarding the amendment or revoking of the following provisions of the Bylaws: I. sub-clause XI of Art. 11; II. sole paragraph of Art. 12, and III. article 41.

Art. 12 – The General Meeting will be called by the Board of Directors, and the Chairman thereof shall consubstantiate the respective act. It may also be called as provided for in the Sole Paragraph of art. 123 of Law no. 6.404/76, amended by Law no. 9.457, of 05/05/1997.

Sole Paragraph – In the assumptions of art. 136 of Law no. 6.404/76, amended by Law no. 9.457/97, the first call of the General Meeting will be made by a minimum 30 (thirty) days prior notice, and with a minimum 10 (ten) days prior notice, in second call.

Art. 13 – The General Meeting will be installed by the Director President of the Company, who will proceed to the election of a chairman and a secretary, chosen among the shareholders present. In the absence or impediment of the Director President, the Meeting may be installed by any Officer or by an attorney-in-fact duly vested with specific powers for such purpose, who will proceed to the election of the board, as established above.

Art. 14 – The works and resolutions of the General Meeting will be drawn up in a minutes in the appropriate book, signed by the members of the board and by the shareholders present, representing, at least, the majority required for the resolutions taken.

§ 1 – The minutes may be drawn up as a summary of the facts, including disagreements and complaints.

§ 2 – Except for resolutions in contrary by the Meeting, the minutes will be published omitting the signatures of the shareholders.

Art. 15 – Annually, in the four first months subsequent to the fiscal year-end, the General Meeting will ordinarily meet to: I. take the accounts of the administrators, examine, discuss and vote the financial statements; II. resolve on the destination of the net income of the fiscal year and dividends distribution; and III. elect the members of the Audit Committee and, as the case may be, the members of the Board of Directors.

Art. 16 – The General Meeting will meet, extraordinarily, whenever the Company’s interest shall require.

CHAPTER IV

MANAGEMENT OF THE COMPANY

SECTION I

GENERAL RULES

Art. 17 – The Management of the Company will be exercised by the Board of Directors and the Executive Board, being their members exempted from rendering guarantee in order to exercise their functions.

§ 1 – The Board of Directors, a collegiate resolution body, exercised the senior management of the Company.

§ 2 – The Executive Board is the executive management body of the Company, each one of its members acting according to the respective competence, established by these Bylaws and the Board of Directors.

Art. 18 – The administrators take office according to the terms drawn up in the Minutes Book of the Meetings of the Board of Directors or the Executive Board, as the case may be.

SECTION II

BOARD OF DIRECTORS

Art. 19 – Besides the attributions provided for by law, the Board of Directors shall:

I.	establish the general policy of the Company’s business and follow up the execution thereof;

II.	call the General Meeting;

III.	approve and submit to the General Meeting the financial statements and the Management Report of the Company, therein included the consolidated statements;

IV.	resolve on the distribution of interim dividends in the terms of Paragraph 2 of article 37 hereof;

V.	elect and remove, at any time, the Company’s Officers, establishing their attributions, respected the legal and statutory provisions;

VI.	approve, by proposal of the Executive Board, the appointment or removal of an internal audit office holder;

VII.	approve the annual budget of the Company, as well of the companies controlled by it, the form of the execution thereof and the Company’s annual target and business strategy plan for the budget effectiveness period;

VIII.	resolve, whenever delegated by General Meeting, on the conditions for the issue of debentures, as provided for in § 1 of article 59 of Law no. 6.404/76;

IX.	approve the Executive Board’s proposal on the Company’s Regulation, together with its respective organizational structure;

X.	inspect the management of the Company’s Officers, examine, at any time, the Company’s books, request information on agreements entered into or about to be entered into or on any other acts;

XI.	elect and remove the independent auditors;

XII.	approve and amend the Internal Regulation of the Board of Directors;

XIII.	approve the interest increase in controlled or affiliated companies, in the country or abroad, the constitution of wholly-owned subsidiaries of the Company, the Company’s interest in the capital of other companies, in the country and abroad, and the disposal, wholly or partial, of such interest;

XIV.	authorize the acquisition of shares issued by the Company for purposes of canceling or remaining in treasury and subsequent disposal;

XV.	resolve, in the form of law, on the issue of any securities, in the country or abroad;

XVI.	determine the localization of the Company’s head office, as well as to create and extinguish branches, agencies, offices, departments and representations anywhere in the domestic territory and abroad;

XVII.	define the terms and conditions of any issues of shares and subscription warrants within the limit of the authorized capital;

XVIII.	authorize the waiver to the rights of subscription of shares, share convertible debentures or subscription warrants issued by controlled companies, regardless of their values;

XIX.	approve investments in excess of R$10,000,000.00 (ten million reais), whenever not provided for in the Company’s annual budget;

XX.	approve any loan, financing or granting of any collateral or personal security made by the Company, within the period comprised by the budget then in effect, which, individually or cumulatively, exceed the value of R$10,000,000.00 (ten million reais);

XXI.	in compliance with the provision established in sub-clause XI of article 11 hereof, authorize the execution of agreements of any nature, including transactions and waivers, implying obligations for the Company or representing values in an amount exceeding R$10,000,000.00 (ten million reais), not provided for in the Company’s budget;

XXII.	in compliance with the provision established in the other sub-clauses hereof with respect to permanent assets, authorize the Executive Board to acquire, dispose of and constitute mortgages or encumbrances of any nature upon permanent assets of the Company, in amounts representing liability equal to or in excess of R$10,000,000.00 (ten million reais), not provided for in the Company’s annual budget;

XXIII.	in compliance with the provision established in article 101 of Law no. 9.472, of 07/16/1997, authorize the disposal or encumbrance of reversible assets connected to telecommunication public utility services by controlled companies;

XXIV.	appoint the Company’s representatives in the management bodies of the companies of which the same has an interest in the capital stock, in the capacity of shareholder or quotaholder partner;

XXV.	follow up the compliance of the obligations of the Company and its controlled companies before Agência Nacional de Telecomunicações – ANATEL and price and tariff negotiations;

XXVI.	establish guidelines related to the remuneration criteria with respect to the Company’s administrators and the controlled companies’ administrators and members of the Audit Committee, as well as distribute the global amount of the remuneration established by General Meeting among the Directors and Officers of the Company, establishing their individual remuneration;

XXVII.	authorize the rendering of guaranties by the Company on behalf of controlled companies and third parties;

XXVIII.	determine the votes to be cast by the Company’s representative in general meetings of its controlled and affiliated companies;

XXIX.	approve, by proposal of the Executive Board, the institution in which the Company’s shares will be maintained in a deposit account;

XXX.	in compliance with the provision established in sub-clause XI of article 11 above, approve any individual operation the value of which exceeds R$10,000,000.00 (ten million reais), among the Company and its controlled companies, in one side, and their shareholders, their controlled, affiliated, controlling companies and companies under the common control thereof, on the other side;

XXXI.	authorize the Company, as well as its affiliated and controlled companies, to enter into, amend or terminate a shareholders agreement;

XXXII.	authorize investments in new businesses;

XXXIII.	authorize the practice of gratuitous acts on behalf of the employees or the community, in view of the Company’s responsibilities, and the rendering of guaranties for employees in case of interstate and/or intermunicipal transfers and/or reallocation shall not be deemed to be a matter depending on previous approval of the Board of Directors; and

XXXIV.	perform any other functions or resolve on any other matters which are not of the competence of the General Meeting or which are delegated by it, such as defined herein and expressly in the law.

Art. 20 – The Board of Directors will comprise up to 13 (thirteen) members, and equal number of alternates, being all of them shareholders of the Company.

Sole Paragraph – The members of the Board of Directors will be elected by General Meeting and will hold their offices for three (3) annual periods, being considered an annual period the time comprised between two (2) General Ordinary Meetings.

Art. 21 – The Board of Directors shall appoint the Chairman of the body among its members.

Art. 22 – In case of vacancy in the office of Director, including the Chairman, his alternate will take the office completing the term of office of the Director replaced.

§ 1 – In his absences or temporary impediments, each Director will be substituted by his alternate, specifically for each meeting. In the assumption of absences or temporary impediments of the Chairman, he will be substituted by his alternate in the respective meetings, being the Board of Directors alternatively chaired by one of the Directors appointed by the Chairman himself.

§ 2 – In case of vacancy or impediment of the Director and in the absence of his alternate to fulfill the remaining term of office, the substitutes thereof will be appointed by the remaining Directors until the first General Meeting shall be held, in the form of law.

Art. 23 – The Board of Directors will meet, ordinarily, each two months of the calendar year and, extraordinarily, by call of the Chairman or of any two (2) Directors, the resolutions of which will be drawn up in the appropriate book.

§ 1 – The meetings of the Board of Directors shall be called in writing, with a minimum 5 (five) business days prior notice, and addressed to all Directors, specifying the date, place and time where the meeting will be held and the matters to be submitted to resolution.

§ 2 – Notwithstanding the provision established herein, it will be deemed to be regular a meeting of the Board of Directors to which all the members thereof, actual or alternate, shall attend.

Art. 24 –The quorum for installation of the meetings of the Board of Directors will be the majority of the members and the resolutions will be taken by majority of votes of the Directors present.

SECTION III

EXECUTIVE BOARD

Art. 25 – The Executive Board will comprise, at least, two (2) and, at most, six (6) members, being one (1) called Director President, one (1) called General Superintendent Director and the remaining Officers without a specific designation.

Sole Paragraph – The quorum of installation of the meetings of the Executive Board is the majority of the regular members, and resolutions will be taken by the favorable vote of the majority of the Officers present at the meeting.

Art. 26 – The members of the Executive Board will be elected by the Board of Directors and will have a term of office of three (3) annual periods, being considered an annual period the time comprise between two (2) General Ordinary Meetings.

Art. 27 – The Director President shall call the meetings of the Executive Board, to be made with two (2) business day prior notice. The meetings of the Executive Board will be chaired by the Director President.

Art. 28 – The Executive Board, being a collegiate body shall:

I.	establish specific policies and guidelines derived from the general guidance of the business established by the Board of Directors;

II.	elaborate the budget, the form of execution thereof and the Company’s general plans, submitting them to approval by the Board of Directors;

III.	present to the Board of Directors proposals from controlled companies related to the general guidelines for organization, market and network development, and the investments plan and budget;

IV.	present, from time to time, to the Board of Directors, the general evolution of the Company’s business;

V.	approve the agenda of proposals of the Company and its controlled companies for negotiation with the regulatory body;

VI.	submit to the Board of Directors a proposal for appointment or removal of the internal audit holder;

VII.	propose to the Board of Director the disposal of the permanent assets of the Company;

VIII.	present a proposal to the Board of Directors on the Company’s Regulation, together with the respective organizational structure;

IX.	appreciate the Balance Sheet and the other financial statements and the Annual Report of the Company, as well as a proposal for income appropriation, submitting them to the Audit Committee, the Independent Auditors and the Board of Directors;

X.	propose, respected the guidelines determined by the Board of Directors, criteria for remuneration of the Company’s administrators;

XI.	propose to the Board of Directors tables and respective readjustments in the remunerations and benefits granted to employees and their dependents;

XII.	submit to the Board of Directors proposals related to the management and development of human resources formulated by its controlled companies, including the respective personnel;

XIII.	present proposal to the Board of Directors regarding the job and salary plan, the regulation of personnel, staff and the benefit and advantage plan of the Company;

XIV.	decide on the execution and implementation of its plans and programs related to human resource training and management;

XV.	approve proposal of the companies controlled by the Company, to be submitted to Agência Nacional de Telecomunicações - ANATEL, regarding telecommunication services tariff and price readjustment, according to the respective activities and concession areas;

XVI.	approve rules for choosing telecommunication equipment and materials to be complied with by the controlled companies;

XVII.	present to the Board of Directors reports containing evidences of the development of judicial and administrative proceedings of the Company’s interest; and

XVIII.	resolve on other matters of collective competence of the Executive Board, related to the ordinary management of the Company or attributed to the Executive Board by the Board of Directors.

Art. 29 – The Company, being complied with the provisions established in Paragraph One and Two below, will be represented, actively or passively, in any acts which may create obligations or release third party from obligations in respect to the Company, by two Officers jointly, or by two attorneys-in-fact appointed, in the form below, through a power of attorney specifying the relevant acts which may be practiced accordingly.

§ 1 – The Director President, or the attorney-in-fact appointed in the form below shall represent the Company in the general meetings of the companies controlled by or affiliated to it. In the terms of article 19, XXVIII hereof, the Company’s representative shall present to the Chairman of the controlled or affiliated company’s meeting the minutes of the meeting of the Board of Directors containing the voting direction of the Company.

§ 2 – The powers of attorney granted by the Company shall be executed by two (2) Officers jointly, being one of them, necessarily, the Director President, defining completely and accurately in the respective documents, the powers granted and the term of office, which, except for powers of attorney granted to attorneys to represent the Company in administrative or judicial proceedings, may not exceed one (1) year or the term of completion of office, prevailing the lesser. Besides restricting the term, ad negotia powers of attorney will void substitution.

Art. 30 – The Director President, will jointly specify the functions of each of the Officers, respecting the limits established by the Board of Directors of the Company in such respect. The Company’s representation with the capital market regulatory bodies, as provided for in Instruction no. 202/93, amended by Instruction no. 309/99, both of the Securities Commission, may be exercised by either Officer, according to resolution by the Board of Directors of the Company.

§ 1 In his absences and temporary impediments, the Director President will be substituted by the General Superintendent Director. In case of absence and temporary impediment of the Director President and the General Superintendent Director, the Presidency will be exercised by one of the members of the Executive Board appointed by the Director President.

§ 2 In case of absence and temporary impediment of the other members of the Executive Board, including the General Superintendent Director, the office will be accumulated by an Officer appointed by the Company.

CHAPTER V

AUDIT COMMITTEE

Art 31 – The Audit Committee is the body in charge of inspecting the Company’s management, and it must operate permanently.

Art. 32 – The Audit Committee will comprise from 3 (three) to 5 (five) regular members and equal number of alternates.

§ 1 – Elected by the General Ordinary Meeting, the members of the Audit Committee will have a term of office of one (1) annual period, thus considered the period comprise between two (2) General Ordinary Meetings, and they may be reelected, remaining in their offices until their successors shall take office.

§ 2 – The members of the Audit Committee, in its first meeting, will elect the respective Chairman, who shall comply with the resolutions of the body.

§ 3 – The Audit Committee may request the Company to appoint qualified personnel to act as secretary and provide technical support.

Art. 33 – The Audit Committee shall:

I.	inspect the acts of the administrators and verify the compliance of their legal and statutory duties;

II.	give an opinion on the annual management report, including in its opinion the complementary information which it may deem necessary or useful to be resolved by General Meeting;

III.	give an opinion on proposals from the management bodies to be submitted to General Meeting, related to change in capital stock, issue of debentures or subscription warrants, investment plans or capital budgets, dividend distribution, transformation, merger or split-up;

IV.	denounce to the management bodies and, in case they shall not take the necessary steps for protecting the Company’s interests, to the General Meeting, errors, frauds and crimes which it may discover and suggest useful actions to be taken by the Company;

V.	call a General Ordinary Meeting, in case the management bodies shall postpone for more than one (1) month said call, and an Extraordinary, whenever serious or urgent reasons shall occur, including in the agenda of the meetings the matters it shall deem necessary;

VI.	analyze, at least quarterly, the trial balance and the other financial statements elaborated, from time to time, by the Company;

VII.	examine the year-end financial statements and give an opinion on them; and

VIII.	exercise the attributions provided for in law or defined by General Meeting, in case of liquidation of the Company.

Art. 34 – The Audit Committee will meet, ordinarily, once quarterly and, extraordinarily, whenever necessary.

§ 1 – The meetings will be called by the Chairman of the Audit Committee or by any two (2) members of the Audit Committee.

§ 2 – The quorum of installation of the meetings of the Audit Committee is the majority of the acting members and resolutions will be taken by favorable vote of the majority of Directors present at the meeting.

Art. 35 – In case of vacancy in the office of member of the Audit Committee, the respective alternate will assume the remaining term of office of the substituted Director.

§ 1 – In his absences or temporary impediments, the member of the Audit Committee will be substituted by his alternate, specifically for each meeting.

§ 2 – Should a vacancy occur in the majority of offices and no alternates are available to be called, a General Meeting will be called to elect the substitutes.

§ 3 – The acting alternate will be entitled to the remuneration of the regular member, during the period in which the substitution shall occur, in a monthly basis.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Art. 36 – The fiscal year corresponds to the calendar year.

Art. 37 – Together with the financial statements, the management bodies of the Company will present to the General Ordinary Meeting a proposal on employees’ profit sharing and on the appropriation of fiscal year net income, in the form of the legislation in effect.

§ 1 – Net income will be appropriated as follows:

I – 5% (five percent) to legal reserve, until reaching 20% (twenty percent) of the fully paid-in capital stock;

II – 25% (twenty-five percent) of net income adjusted in the form of sub-clause I, letters a) and b) of art. 202 of Law no. 6.404/76 will be obligatorily distributed as minimum compulsory dividends to all shareholders, respected the provision established in the following article, and such value shall be increased up to the amount necessary for payment of preferred shares priority dividend.

§ 2 – The Board of Directors may authorize an interim dividends distribution to the fiscal year profit, retained earnings or profit reserve accounts, being respected the provisions established in article 204 and paragraphs thereof of Law no. 6.404/76.

Art. 38 – The value corresponding to the minimum compulsory dividend will be preferably appropriated to the payment of preferred stock dividend up to the preferred limit, and then will be paid to common stock holders up to the same limit of preferred shares, being the balance, if any, equally apportioned among all shares.

Sole Paragraph – Non-claimed dividends in the period of three (3) years will revert on behalf of the Company.

Art. 39 – The Company, by resolution of the Board of Directors, may pay or credit interest on own capital in the terms of § 7 of article 9 of Law no. 9.249/95, of 12/26/1995, and pertinent legislation and regulation, up to the limit of the minimum compulsory dividends discussed in article 202, of Law no. 6.404/76, which will be imputed to those same dividends, even when included in the minimum preferred stock dividend.

CHAPTER VII

LIQUIDATION OF THE COMPANY

Art. 40 – The Company will be liquidated in the cases provided in law or by resolution of General Meeting, which will establish the form of liquidation and elect a liquidator.

CHAPTER VIII

MISCELLANEOUS

Art. 41 – The approval, by the Company, through its representatives, of merger, split-up, amalgamation or dissolution of its controlled companies, will be preceded by an economic-financial analysis by an independent company of international reputation, confirming that an equitable treatment is being given to all interested companies, the shareholders of which will be granted broad access to the report of said analysis.